# ENTREPRENEUR UNIVERSE BRIGHT GROUP

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.

NUMBER

SHARES

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

*FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF*

ENTREPRENEUR UNIVERSE BRIGHT GROUP

*transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.*

*WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.*

DATED

ENTREPRENEUR UNIVERSE BRIGHT GROUP
CORPORATE
Seal
NEVADA

SECRETARY

PRESIDENT

COUNTERSIGNED
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

AUTHORIZED SIGNATURE